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                                                                  EXHIBIT 23.1.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-119285, Form S-8 No. 333-03886, Form S-8 No. 333-37299, Form
S-8 No. 333-74565, Form S-8 No. 333-96197, Form S-8 No. 333-37658, Form S-8 No.
333-72778 and Form S-8 No. 333-107273) pertaining to Renal Care Group, Inc.'s 9% Senior Subordinated Notes due 2011, the Renal Care Group, Inc. Employee Stock Purchase Plan, the Renal Care Group, Inc. 1996 Stock Option Plan, the Renal Care Group, Inc. 1996 Stock Option Plan for Outside Directors, the Renal Care Group, Inc. 1994 Stock Option Plan, the Renal Care Group, Inc. Third Amended and Restated Stock Incentive Plan, the Renal Care Group, Inc. Fourth Amended and Restated 1996 Stock Incentive Plan, the Dialysis Centers of America, Inc. Equity Compensation Plan, the Renal Care Group, Inc. 1999 Long - Term Incentive Plan, the Renal Disease Management by Physicians, Inc. Amended and Restated 1997/1998 Stock Plan, and the Renal Care Group, Inc., Amended and Restated 1999 Long Term Incentive Plan of our report dated March 10, 2006, with respect to the consolidated financial statements and schedule of Renal Care Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.


                                             /s/ Ernst & Young LLP


Nashville, Tennessee
March 10, 2006